Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-226396

Supplementing the

Preliminary Prospectus Supplement

dated March 31, 2020 to the

Prospectus dated July 27, 2018

VISA INC.

March 31, 2020

$1,500,000,000 1.900% Senior Notes due 2027

$1,500,000,000 2.050% Senior Notes due 2030

$1,000,000,000 2.700% Senior Notes due 2040

Issuer:	Visa Inc.

Ratings (Moody’s / S&P):*	Aa3/AA-

Aggregate Principal Amount Offered:	$1,500,000,000 for the 2027 Notes $1,500,000,000 for the 2030 Notes $1,000,000,000 for the 2040 Notes

Trade Date:	March 31, 2020

Settlement Date:	April 2, 2020 (T+2)

Maturity Date:	April 15, 2027 for the 2027 Notes April 15, 2030 for the 2030 Notes April 15, 2040 for the 2040 Notes

Coupon (Interest Rate):	1.900% per annum for the 2027 Notes 2.050% per annum for the 2030 Notes 2.700% per annum for the 2040 Notes

Price to Public (Issue Price):	99.718% of the principal amount for the 2027 Notes 99.855% of the principal amount for the 2030 Notes 99.264% of the principal amount for the 2040 Notes

Net Proceeds (before expenses):	$1,490,520,000 for the 2027 Notes $1,491,825,000 for the 2030 Notes $986,140,000 for the 2040 Notes

Yield to Maturity:	1.943% for the 2027 Notes 2.066% for the 2030 Notes 2.748% for the 2040 Notes

Spread to Benchmark Treasury:	T + 140 basis points for the 2027 Notes T + 140 basis points for the 2030 Notes T + 140 basis points for the 2040 Notes

Benchmark Treasury:	0.625% due March 31, 2027 for the 2027 Notes 1.500% due February 15, 2030 for the 2030 Notes 2.375% due November 15, 2049 for the 2040 Notes

Benchmark Treasury Price / Yield:	100-18/0.543% for the 2027 Notes 107-30+/0.666% for the 2030 Notes 125-00/1.348% for the 2040 Notes

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing October 15, 2020 for the 2027 Notes
Semi-annually on April 15 and October 15, commencing October 15, 2020 for the 2030 Notes
Semi-annually on April 15 and October 15, commencing October 15, 2020 for the 2040 Notes

Optional Redemption Provisions:	Each series of Notes may be redeemed as a whole or in part, at the Company’s option at any time and from time to time prior to the applicable Par Call Date (as set forth in the table below), at a price equal to the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon as if the Notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable Spread for such Notes (as set forth in the table below).

Series	Par Call Date	Spread
2027 Notes	February 15, 2027	25 bps
2030 Notes	January 15, 2030	25 bps
2040 Notes	October 15, 2039	25 bps

Each series of Notes may be redeemed as a whole or in part, at the Company’s option at any time and from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

In each case, accrued interest will be payable to, but excluding, the redemption date.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Payment Business Days:	New York

CUSIP Number:	92826C AL6 for the 2027 Notes 92826C AM4 for the 2030 Notes 92826C AK8 for the 2040 Notes

ISIN Number:	US92826CAL63 for the 2027 Notes US92826CAM47 for the 2030 Notes US92826CAK80 for the 2040 Notes

Joint Book-Running Managers:

BofA Securities, Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Loop Capital Markets LLC Guzman & Company Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, RBC Capital Markets, LLC at 1-866-375-6829 or Wells Fargo Securities, LLC at 1-800-645-3751.

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